UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 13, 2015 Date of report (Date of earliest event reported)

LifeLock, Inc. (Exact Name of Registrant as Specified in Charter)

Delaware	001-35671	56-2508977
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 East Rio Salado Parkway, Suite 400 Tempe, Arizona 85281 (Address of principal executive offices and zip code) (480) 682-5100 (Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
As described in Item 5.02, on February 13, 2015, we entered into a third amended and restated employment agreement with Clarissa Cerda. The disclosure provided in Item 5.02 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 13, 2015, we appointed Clarissa Cerda to the position of Chief Legal Strategist, reporting directly to our Chief Executive Officer. In this position, Ms. Cerda will primarily focus on the resolution of our highest priority and most strategic regulatory and litigation matters. At the same time, Ms. Cerda stepped down as Executive Vice President and Chief Legal Officer, positions she held since September 2012, and as Secretary, a position she held since January 2009. Nicholas Robbins, currently Associate General Counsel, will assume the role of Interim Chief Legal Officer and Secretary.
In connection with the appointment of Ms. Cerda to the position of Chief Legal Strategist, we entered into a third amended and restated employment agreement with Ms. Cerda. The employment agreement has no specific term and provides for at-will employment. Under the terms of the employment agreement, Ms. Cerda will receive an annual base salary of $345,050. Ms. Cerda is also eligible to earn bonus compensation under our bonus plan and is entitled to participate in and receive all benefits under our employee benefit plans, practices, policies, and programs. In addition, we will pay to Ms. Cerda a bonus equal to $150,000 unless we terminate Ms. Cerda’s employment prior to May 30, 2015 with “cause” (as such term is defined in the employment agreement) or Ms. Cerda terminates her employment prior to May 30, 2015 for any reason other than a “constructive termination” (as such term is defined in the employment agreement).
The employment agreement provides that, in the event Ms. Cerda’s employment is terminated for any reason, (a) we will continue to pay to Ms. Cerda her base salary for the 12-month period following the date of such termination, and (b) we will pay to Ms. Cerda a lump sum amount equal to 24 times the monthly COBRA premiums that would be necessary to permit her to continue group insurance coverage under our plans for a 12-month period. In addition, the employment agreement provides that, in the event we terminate Ms. Cerda’s employment without “cause” or Ms. Cerda terminates her employment due to a “constructive termination,” in addition to the severance benefits described in the immediately preceding sentence, (a) we will pay to Ms. Cerda a lump sum amount equal to six months of her base salary at the time of termination plus 12 times the monthly COBRA premiums that would be necessary to permit her to continue group insurance coverage under our plans for a 6-month period, (b) we will pay to Ms. Cerda a bonus equal to $232,825, which bonus will be prorated based on the number of months Ms. Cerda is employed with us during the applicable performance period, (c) we will partially accelerate any unvested equity awards held by Ms. Cerda at the time of termination in an amount equal to the portion of those equity awards that would have vested during the six months immediately following the date of termination, and (d) we will permit Ms. Cerda to exercise any vested stock options for a period of 18 months following the date of termination. Ms. Cerda must execute a general release in order to receive any severance benefits.
The foregoing description of the amended and restated employment agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the amended and restated employment agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFELOCK, INC.
Date:	February 13, 2015	By:	/s/ Todd Davis
Todd Davis
Chairman and Chief Executive Officer